CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #580/582 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated January 29, 2014 on the financial statements and financial highlights of the WBI Absolute Return Balanced Fund, WBI Absolute Return Balanced Plus Fund, WBI Absolute Return Dividend Income Fund, and WBI Absolute Return Dividend Growth Fund, each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 25, 2014